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                                                                    EXHIBIT 99.1

              IAsiaWorks Sells Korean Assets and Changes Management

SAN MATEO, Calif. - October 15, 2001 - iAsiaWorks(TM), Inc. (Nasdaq: IAWK) announced that it has sold its Seoul, Korea data center to Korean Internet Data Center, Inc. and its Korean internet access customer base to Dacom. In conjunction with these transactions, iAsiaWorks has terminated all of its Korean employees and intends to cease operating in Korea.

     iAsiaWorks also announced the departure of three of its senior executives, which aligns the management of the company with its reduced scope of operations. Jon Beizer, CEO, Dennis Muse, President and COO, and Jon Engman, CFO, have left the company's management. Mr. Beizer and Mr. Muse will remain on the company's Board of Directors. Mr. Beizer will be replaced by Nicolas Pianim, who previously was the company's Vice President of Corporate Development. Mr Engman will be replaced by Andrew Gidney, who previously was the company's Vice President of Finance.

     Mr. Pianim commented, "in conjunction with selling most of our assets in Korea, we are attempting to rationalize the company's liabilities and focus our remaining resources on our data center assets in Taiwan. In this regard, we are endeavoring to restructure our debt and expect to further reduce the level of our operating expenses. The change in management reflects the company's efforts to immediately reduce costs and our need for fewer management personnel now that we are focused on a more narrow geographic area."




Forward Looking Statements

This press release contains forward-looking statements, including statements related to efforts to cut costs, restructure debt and raise new financing. Actual results may differ from expectations due to a number of different factors including: the capital markets, the political, legal and economic markets in Taiwan and Korea, competition in these markets and the inability to manage the business due to the company's well publicized financial problems. The matters discussed in this press release also involve risks and uncertainties as described in iAsiaWorks' public filings and Form 10-K as filed with the SEC.

Contacts:

Andrew Gidney
Investor Relations
agidney@iasiaworks.com